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                                                                    Exhibit 3.77

                               SECOND AMENDMENT TO
                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                                STAR RECYCLING LP

TO THE SECRETARY OF STATE OF DELAWARE:

     This Second Amendment to Certificate of Limited Partnership of Star Recycling LP (the "Limited Partnership") is being duly executed and filed by Chaparral Steel Texas, Inc., a Delaware corporation, as the sole general partner, pursuant to 6 Del.C, (S) 17-202 of the Delaware Revised Uniform Limited Partnership Act.

     1. The name of the Limited Partnership is Star Recycling LP.

     2. The date on which the Certificate of Limited Partnership of the Limited Partnership was filed with the Secretary of State of Delaware is October 15, 1996.

     3. The Certificate of Limited Partnership of the Limited Partnership is amended in the following respects in order to change the name of the Limited Partnership as follows:

          "1. Name. The name of the Limited Partnership is TXI Star Recycling
     LP."

     IN WITNESS WHEREOF, this Second Amendment to Certificate of Limited Partnership of Star Recycling LP has been executed as of the 12th day of February, 1999.

                                         CHAPARRAL STEEL TEXAS, INC.,
                                            General Partner


                                         By: /s/ Robert C. Moore
                                             -----------------------------------
                                             Robert C. Moore, Vice President